Exhibit 99.1

Amsterdam, March 28th 2008                                                                                                                             PRESS RELEASE

PLAYLOGIC ANNOUNCES 2007 RESULTS
Increased Releases and Higher Sales Attributed To Doubling Net Revenues

•	Net revenues: $10.1 million (2006: $5.0 million)
•	Gross profit: $ 5.0 million (2006: $1.2 million)
•	Net profit: $0.7 million (2006: a loss of $12.5 million)
•	Net earnings per share: $ 0.03 (2006: a loss of $0.51)
•	Outlook 2008:
o	Further growth in net revenues and net profit
o	Expected Net earnings per share in the range of $0.07 - $0.12

Key data 2007: solid growth

x $1000	2007	2006	Change
Net revenues	10,100	5,043	+ 5,057
EBITDA	3,213	(9,226)	+ 12,439
Gross profit	5,040	1,205	+ 3,835
Net profit	744	(12,548)	+11 804
Net earnings per share (x $1)	0.03	(0,51)	+0.54
Shareholders equity	696	(10,889)	+10,985
Total outstanding shares	38.5 million	25.3 million	+13.2 million

(New York, USA / Amsterdam, the Netherlands) March 28th, 2008 – Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) - an independent worldwide publisher of entertainment software – reports net revenues of $10.1 million and a net profit of $0.7 million for the fiscal year ended December 31, 2007.

Statement of the CEO
Willem M. Smit, Playlogic’s CEO: “For the first time since we started in 2002 Playlogic has realized profit for a full year. We are very pleased about this achievement and we expect this to be a turning-point towards further growth of revenues and profit. It is also an important milestone for all our shareholders and investors who put their trust and money in our company over the past years.”

Net Revenues
Net revenues for the fiscal year 2007 increased substantially from $5.0 million in 2006 to $10.1 million in 2007. This is a doubling of the net revenues compared to the previous year. The change is primarily attributable to an increased number of games published and higher associated unit sales per SKU.

Gross profit
For the fiscal year 2007, gross profit totalled $ 5.0 million, up from $1.2 million the previous year, an increase of 318%.

Net profit
The net profit for the year ended December 31, 2007 totalled $0.7 million versus a loss of $ 12.5 million the previous year.

Net earnings per share
Net earnings per share went up to $0.03 for the year, compared to $(0.51) in 2006.

Business highlights 2007

•	Received Global Playstation 3 Publishing License from SCEA
•	Received US Playstation 2 and PSP Publishing License from SCEA
•	Highest number of SKU’s (#) published to date
•	Playlogic’s in-house development studio continued its First Party relationship with SCEE on new projects
•	Playlogic titles available at retail in Japan, South Korea, Taiwan, Singapore, Hong Kong and Thailand
•	Sony Computer Entertainment Asia distributed Obscure II on PS2 and Xyanide Resurrection on PSP
•	Closed $12.3 million in equity through a Private Placement

New developments

•	Playlogic’s in-house studio Playlogic Game Factory has extended First Party SCEE contracts on projects to be disclosed by SCEE
•	In May Playlogic will move to its new European headquarter (9000sq/ft) in the World Trade Center in Amsterdam
•	Publishing focus shifting to higher ratio of console titles versus PC as installed base increases
•	Q1 2008 releases: Xyanide Resurrection PC, Dragon Hunters DS, Simon the Sorcerer 4-Chaos Happens, Obscure 2 Wii, Aggression–Reign over Europe

Outlook
Willem M. Smit, CEO: “We anticipate continuous growth in 2008. With the recent closing of $7 million in equity and debt we will be able to further invest in our publishing portfolio as planned. We expect to release around 20 titles on various platforms this year which should result in higher net earnings in the range of $0.07 - $ 0.12 per share”.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff.

Playlogic  titles: Age of Pirates: Caribbean Tales, Aggression–Reign over Europe, Airborne Troops, Alpha Black Zero, Ancient Wars: Sparta, Cyclone Circus, Dragon Hunters, Evil Days of Luckless John, Gene Troopers, Infernal, Knights of the Temple II, Obscure 2, Obscure 2 Wii, Officers, Simon the Sorcerer 4-Chaos Happens, World Racing 2, Xyanide, Xyanide Mobile, Xyanide Resurrection PC, Xyanide Resurrection PS2, Xyanide Resurrection PSP. Upcoming releases in Q1 2008: Xyanide Resurrection PC, Dragon Hunters DS, Simon the Sorcerer 4-Chaos Happens, Obscure 2 Wii, Aggression–Reign over Europe.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
IR & PR Office
T: +31 20 676 03 04
M: +31 6 13 73 20 10
F : +31 20 673 13 14
E: lleatomu@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com